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                                 SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                             PEAK INTERNATIONAL LIMITED

-----------------------------------------------------------------------------
                                (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G69586108
-----------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2003
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. G69586108                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		MERRILL LYNCH & CO., INC. (MERRILL LYNCH)

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [ ]

_____________________________________________________________________________
3.   SEC USE ONLY



_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Merrill Lynch & Co. disclaims beneficial ownership in all shares of Peak International Limited held by MLPF&S Inc.
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           HC, CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP No. G69586108                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             MERRILL LYNCH PEIRCE FENNER & SMITH, INC.  (MLPF&S)
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY



_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  0
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                0
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           0
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0%

_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           BD, CO

_____________________________________________________________________________





CUSIP No. G69586108                  13G


_____________________________________________________________________________
Item 1(a).  Name of Issuer:
                                  PEAK INTERNATIONAL LIMITED
_____________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                                  44091 NOBEL DRIVE
                                  P.O. BOX 1767
                                  FREMONT, CA 94538
_____________________________________________________________________________
Item 2(a).  Name of Person Filing:

                                  MERRILL LYNCH & CO. INC.
                                  MERRILL LYNCH PIERCE FENNER & SMITH INC.
___________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                                  MERRILL LYNCH & CO., INC.
                                  4 WORLD FINANCIAL CENTER
                                  NEW YORK, NEW YORK 10080

                                  MERRILL LYNCH PIERCE FENNER & SMITH INC.
                                  4 WORLD FINANCIAL CENTER
                                  NEW YORK, NEW YORK 10080

__________________________________________________________________________
Item 2(c).  Citizenship:

                                  SEE ITEM 4 OF COVER PAGES
_____________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
_____________________________________________________________________________
Item 2(e).  CUSIP Number:
                                  G69586102
_____________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [X] Broker or dealer registered under Section 15 of the Exchange Act.
(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) [_] Insurance company as defined in Section 3(a)19) of the Exchange Act.
(d) [ ] Investment company registered under Section 8 of the Investment
        Company Act.
(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) [_] An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F)
(g) [_] A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G)
(h) [_] A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act
(i)	[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).





CUSIP No. G69586108                      13G

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
                                      0 Shares Common Stock
(b)	Percent of class:
                                      0%

(c)	Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
 							SEE ITEM 5 OF COVER PAGES
          (ii)  Shared power to vote or to direct the vote:
							SEE ITEM 6 OF COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:
							SEE ITEM 7 OF COVER PAGES
          (iv)  Shared power to dispose or to direct the disposition of
							SEE ITEM 8 OF COVER PAGES
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as
of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]
_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                   NOT APPLICABLE
_______________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                   NOT APPLICABLE
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Although Merrill Lynch & Co. and MLPF&S are affiliates and have determined to file jointly, the reporting persons are of the view that their affiliation does not cause them to be acting as a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the "1934 Act").
_______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                   NOT APPLICABLE
_______________________________________________________________________________









CUSIP No. G69586108                      13G


Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 9, 2004


                                MERRILL LYNCH PIERCE FENNER & SMITH INC.



                                By:  /s/ Lawrence M. Egan, Jr.
                                ----------------------------------------------
                                Name: Lawrence M. Egan, Jr.
                                Title:  Assistant Secretary


                                MERRILL LYNCH & CO., INC.



                                By:  /s/ Lawrence M. Egan, Jr.
                                ----------------------------------------------
                                Name: Lawrence M. Egan, Jr.
                                Title:  Assistant Secretary